                                                                     EXHIBIT 16


                   AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

         THIS AMENDMENT TO REGISTRATION RIGHTS AGREEMENT ("Amendment") is entered into as of _________, 1996, by and between L.A. Gear, Inc., a California corporation (the "Company"), and Trefoil Capital Investors, L.P., a Delaware limited partnership (the "Investor").

         WHEREAS, the Company and the Investor entered into a certain Registration Rights Agreement, dated as of May 27, 1991 (the "Agreement").

         WHEREAS, the Company and the Investor mutually desire to amend the Agreement to facilitate the exchange of all of the Investor's shares of Series A cumulative convertible preferred stock ("Series A Preferred Stock") and any accrued and unpaid dividends thereon, for shares of Series B cumulative convertible preferred stock ("Series B Preferred Stock") in accordance with the Share Exchange Agreement, dated as of December 12, 1995, between the Company and the Investor (the "Exchange Agreement").

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Exchange Agreement and intending to be legally bound, the parties agree as follows:

                           SECTION ONE - BACKGROUND

         1.1 The Background Section is hereby amended in its entirety to read as follows:

                 Background. Pursuant to a Stock Purchase Agreement dated as of May 27, 1991, as amended (the "Purchase Agreement"), between the Company and the Investor, the Investor, subject to the terms and conditions contained therein, purchased from the Company 1,000,000 shares of the Company's Series A Cumulative Convertible Preferred Stock, no par value. Pursuant to a Share Exchange Agreement, dated as of December 12, 1995, between the Company and the Investor, the Investor has, subject to the terms and conditions contained therein, agreed to exchange its shares of the Series A Preferred Stock for one million ______________ (__________) shares of Series B Cumulative Convertible Preferred Stock (the "Preferred Stock"). The Preferred Stock is convertible into shares of the Company's common stock, no par value (the "Common Stock").

                           SECTION TWO - DEFINITIONS

         2.1 The definition of "Certificate of Determination" in Section Two is hereby amended in its entirety to read as follows:

                 "Certificate of Determination" means the Certificate of Determination of Rights and Preferences of Series B Cumulative Convertible Preferred Stock of the Company.

         2.2 The definition of "Conversion Shares" in Section Two is hereby amended in its entirety to read as follows:

                 "Conversion Shares" means the shares of Common Stock issued or issuable upon conversion of the Preferred Stock or upon conversion of accrued dividends on Preferred Stock.

         2.3 The definition of "Registrable Securities" in Section Two is hereby amended in its entirety to read as follows:

                 "Registrable Securities" means (i) any Conversion Shares, (ii) shares of Common Stock acquired by the Investor after the Closing Date (as defined in the Purchase Agreement) and (iii) any shares of the Preferred Stock. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when
         (a) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act (as defined below) and such securities shall have been disposed of in accordance with such registration statement, (b) they shall have been sold as permitted by, and in compliance with, the Securities Act, (c) they shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration of them under the Securities Act, or
         (d) they shall have ceased to be outstanding.

         2.4 Section Two of the Agreement is hereby amended by the addition of the following definition:

                 "Preferred Stock" means the Series B Cumulative Convertible Preferred Stock.

            SECTION THREE - REGISTRATION UNDER SECURITIES ACT, ETC.

         3.1 Section 3.2(c) is hereby amended in its entirety to read as follows:

                 Special Meaning of "Registrable Security". For purposes of this Section 3.2, the term "Registrable Security" shall mean all Conversion Shares and any other shares of Common Stock acquired by the Investor prior to the third anniversary of the Closing Date (as defined in the Purchase Agreement).

         SECTION EIGHT-ASSIGNMENT; CALCULATION OF PERCENTAGE
         INTERESTS IN REGISTRABLE SECURITIES


         4.1 Section 8(a) is hereby amended in its entirety to read as follows:

                 (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and, with respect to the Company, its respective successors and assigns and, with respect to the Investor, its respective successors and assigns, and any holder of any Registrable Securities, subject to the provisions respecting the minimum numbers of percentages of shares of Registrable Securities required in order to be entitled to certain rights, or take certain actions, contained herein. The Investor named in the first paragraph of this Agreement (and not any other holder of Registrable Securities or any other Person) shall be permitted, in connection with a transfer or disposition of Registrable Securities, to impose conditions or constraints on the ability of the transferee, as a holder of Registrable Securities, to request a registration pursuant to Section 3.1 and shall provide the Company with copies of such conditions or constraints and the identity of such transferees.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

                                       L.A. GEAR, INC.

                                       By: _________________________________
                                           Name:
                                           Title:

                                       TREFOIL CAPITAL INVESTORS, L.P.
                                       By: TREFOIL INVESTORS, INC., its
                                           general partner

                                       By: _________________________________
                                           Name:
                                           Title: